UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2007

P. H. Glatfelter Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 500, York, Pennsylvania		17401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	717 225 4711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to P. H. Glatfelter Company's (the "Company") Management Incentive Plan, which is described in, and included as an exhibit to, the Company's Proxy Statement for the 2005 annual meeting of shareholders, the Compensation Committee (the "Committee") establishes financial performance targets at the beginning of each year for payments of incentive bonus awards to eligible participants.

In February 2007, the Committee determined the financial performance target established for the year ended December 31, 2006, was not achieved. However, discretionary cash bonuses were awarded to certain executives including Messrs. George H. Glatfelter II (as approved by the Board of Directors on March 7, 2007), John P. Jacunski, Dante C. Parrini and William T. Yanavitch II, each of will be identified as a "named executive officer" in the Company's 2007 proxy statement, in the amounts of $137,619, $39,641, $69,441 and $30,845, respectively. In addition to the cash awards, the officers received Restricted Stock Unit awards ("RSUs") that vest ratably over a three year period commencing on the first anniversary of the date of grant. The RSUs have a grant date fair value of approximately $60,000, $35,000, $40,000 and $25,000, for Messrs. Glatfelter, Jacunski, Parrini and Yanavitch, respectively. Such RSU awards are in addition to regular annual RSU awards. The discretionary bonuses were granted in recognition of management’s outstanding performance with respect to the Company’s legacy business in 2006 and the execution of the Company’s growth strategy through the Company's recent acquisitions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

March 13, 2007	By:	David C. Elder

Name: David C. Elder
Title: Corporate Controller and Chief Accounting Officer